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[LOGO] PHOENIX   PHOENIX LIFE INSURANCE COMPANY
                 A Stock Company

OVERLOAN PROTECTION RIDER

                              RIDER SPECIFICATIONS

Policy Number:           [9730000]
[Insured(s):             John M. Doe]

This rider is made a part of the policy to which it is attached, in consideration of the application, a copy of which is attached to and made a part of the policy. The rider becomes effective on the Policy Date of the policy.

You have the option of exercising Overloan Protection, in writing, when all the following conditions exist on the Monthly Calculation Date:

     1.   the Policy Debt exceeds the Face Amount then in effect;

     2.   the Policy Debt is equal to [96%] of the Policy Value;

     3.   the Insured(s) is(are) at least age [65];

     4.   this policy has been in force for at least [15] Policy Years;

     5.   all premiums paid have been previously withdrawn; and

     6.   the Guideline Premium Test has been elected.

     7. all outstanding policy loans were taken under a fixed loan interest option

Policy Debt in excess of [96%] of the Policy Value, if any, must be repaid at the time that Overloan Protection is exercised.

Once you have exercised Overloan Protection, a one-time charge, as shown in the Schedule Pages, will be assessed. There is no additional charge for this benefit or for any of the automatic changes that occur pursuant to your election of this benefit.

Overloan Protection will be effective on the Monthly Calculation Date following your written request. Once in effect, Overloan Protection will prevent your policy from terminating and the following changes will automatically take effect:

     1.   any riders, except this rider, then in effect will terminate;

     2. the Death Benefit Option will be permanently set to Option A or 1, as applicable;

     3. the Face Amount then in effect will be changed to [101%] of the Policy Value;

     4. if applicable, any Policy Value not currently invested in the Fixed Account or Long Term GIA, will be transferred to such account at no additional charge.

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Once Overloan Protection is in effect the following will apply:

     1.   the Death Benefit will equal the greater of (a) or (b), where:

          a.   = the new Face Amount, and

          b. = the applicable Minimum Death Benefit Percentage as shown in the table below, multiplied by the greater of (i) and (ii), where:

               i.   = the Policy Value, and

               ii.  = the Policy Debt;

     2.   no further premium payments will be accepted;

     3.   no further withdrawals will be allowed;

     4.   no further monthly deductions will be assessed;

     5.   no additional loans or loan repayments will be allowed;

     6.   any loan balance will continue to reduce the Death Benefit payable;
          and

     7. loan Interest will continue to accrue on this policy, but the loan interest rate charged will be equal to the interest rate credited on loaned policy value.

[Minimum Death Benefit Percentages

  Age    Pct.   Age   Pct.       Age       Pct.
  ---    ----   ---   ----       ---       ----
0 - 40   250%   54    157%       68        117%
  41     243    55    150        69        116
  42     236    56    146        70        115
  43     229    57    142        71        113
  44     222    58    138        72        111
  45     215    59    134        73        109
  46     209    60    130        74        107
  47     203    61    128        75        105
  48     197    62    126       76-90      105
  49     191    63    124        91        104
  50     185    64    122        92        103
  51     178    65    120        93        102
  52     171    66    119        94        101
  53     164    67    118    95 and over   100]

Reinstatement of This Rider

If the policy terminates in accordance with the Grace Period provision in the policy, and it is reinstated in accordance with the reinstatement provision of the policy, you may reinstate this rider at that same time.

                         Phoenix Life Insurance Company


                                /s/ John H. Beers
                    ----------------------------------------
                                   [Secretary]

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